                                  EXHIBIT 3.1

                     ARTICLES OF INCORPORATION, AS AMENDED
                          BY ARTICLES OF AMENDMENT TO
                           ARTICLES OF INCORPORATION

                           ARTICLES OF INCORPORATION

                                       OF

                         DECATUR FIRST BANK GROUP, INC.



                                Article 1. Name
                                ---------- ----
          The name of the Corporation is:  "Decatur First Bank Group, Inc."


                       Article 2. State of Organization
                       ---------- ---------------------
          The Corporation is organized pursuant to the provisions of the Georgia Business Corporation Code.

                              Article 3. Purpose
                              ---------- -------

          The object of the Corporation is pecuniary gain and profit, and the Corporation is formed for the purpose of becoming and operating as a bank holding company and engaging in such related and permissible activities in connection therewith as the Board of Directors may from time to time specify by resolution.

                           Article 4.  Capital Stock
                           ----------  -------------
          The Corporation shall have authority to issue Ten Million (10,000,000) shares of common stock (the "Common Stock"), $5.00 par value.

                Article 5.  Registered Office; Registered Agent
                ----------  -----------------------------------

          The initial registered office of the Corporation shall be at 631 Pinetree Drive, Decatur, Georgia 30030. The initial registered agent of the Corporation at such address shall be John Joyner.

                          Article 6.  Principal Office
                          ----------  ----------------
          The mailing address of the initial principal office of the corporation is 755 Commerce Drive, Suite 516, Decatur, Georgia 30030.

                         Article 7.  Initial Directors
                         ----------  -----------------
          The initial Board of Directors of the Corporation shall consist of twelve (12) members who shall be and whose addresses are:

John L. Adams, Jr.
P.O. Box 98
Decatur, Georgia  30031

Merriell Autrey
1887 Bedfordshire Court
Decatur, Georgia  30033

Jim Baskett
160 South Candler Street
Decatur, Georgia  30030

Bobbie Bailey
4452 Bibb Boulevard
Tucker, Georgia  30084

William F. Floyd
712 W. Ponce de Leon Ave.
Decatur, Georgia  30030

George Frye
412 Church Street
Decatur, Georgia  30030

John Joyner
P.O. Box 100
Decatur, Georgia  30031-0100

Robert E. Lanier
3469 Lawrenceville Hwy., Suite 304
Tucker, Georgia  30084

Carol Nickola
7540 Chaparral Drive
Dunwoody, Georgia  30350

Lynn Pasqualetti
HLM Services, Inc.
412 Church Street
Decatur, Georgia  30030

Roger Quillen
124 Glen Circle
Decatur, Georgia  30030

Judy Turner
235 Drexel Avenue
Decatur, Georgia  30030

                         Article 8. Terms of Directors
                         ---------- ------------------

          The Board of Directors shall be divided into three (3) classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible. Each director in Class I shall be elected to an initial term of one (1) year, each director in Class II shall be elected to an initial term of two (2) years, each director in Class III shall be elected to an initial term of three (3) years, and each director shall serve until the election and qualification of his or her successor or until his or her earlier resignation, death or removal from office. Upon the expiration of the initial terms of office for each Class of directors, the directors of each Class shall be elected for terms of three (3) years, to serve until the election and qualification of their successors or until their earlier resignation, death or removal from office.

                        Article 9. Removal of Directors
                        ---------- --------------------
          (a) At any shareholders' meeting with respect to which notice of such purpose has been given, the entire Board of Directors or any individual director may be removed without cause only by the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote in an election of directors.
          (b) At any shareholders' meeting with respect to which notice of such purpose has been given, the entire Board of Directors or any individual director may be removed with cause only by the affirmative vote of the holders of at least a majority of the issued and outstanding shares of the Corporation entitled to vote in an election of directors.

          (c) For purposes of this Article 9, a director of the Corporation may be removed for cause if (i) the director has been convicted of a felony; (ii) any bank regulatory authority having jurisdiction over the Corporation requests or demands the removal; or (iii) at least two-thirds (2/3) of the directors of the Corporation then in office, excluding the director to be removed, determine that the director's conduct has been inimical to the best interests of the Corporation.

                    Article 10. Bylaws; Number of Directors
                    ----------- ---------------------------
          (a) Except as provided in paragraph (b) of this Article 10, the Board of Directors shall have the right to adopt, amend or repeal the bylaws of the Corporation by the affirmative vote of a majority of all directors then in office, and the shareholders shall have such right by the affirmative vote of a majority of the issued and outstanding shares of the Corporation entitled to vote in an election of directors.
          (b) Notwithstanding paragraph (a) of this Article 10, any amendment of the bylaws of the Corporation changing the number of directors shall require the affirmative vote of two-thirds (2/3) of all directors then in office at any regular or special meeting of the shareholders, and notice of the proposed change must be contained in the notice of the meeting.

                      Article 11. Liability of Directors
                      ----------- ----------------------

          A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages, for breach of any duty as a director, except for liability for:

          (i) any appropriation, in violation of his or her duties, of any business opportunity of the Corporation;
          (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
          (iii) the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code dealing with unlawful distributions of corporate assets to shareholders; or
          (iv) any transaction from which the director derived an improper material tangible personal benefit.

     Any repeal or modification of this Article by the shareholders of the Corporation shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                       Article 12.  Shareholder Meetings
                       -----------  --------------------
     (a) Special meetings of shareholders may be called at anytime by the Chairman of the Board of Directors, by the President or by a majority of the directors then in office.
     (b) Advance notice of shareholder nominations for the election of directors and of business to be brought by shareholders before any meeting of the shareholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

                   Article 13.  Certain Business Transactions
                   -----------  -----------------------------
     (a) Approval of any merger or share exchange of the Corporation with or into any other corporation, or any sale, lease, exchange or other disposition of all or substantially all of the assets of the Corporation to any other corporation, person or other entity, shall require either:
          (i) the affirmative vote of two-thirds (2/3) of the directors of the Corporation then in office and the affirmative vote of a majority of the issued and outstanding shares of the Corporation entitled to vote; or
          (ii) the affirmative vote of a majority of the directors of the Corporation then in office and the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote.
     (b) The Board of Directors shall have the power to determine for the purposes of this Article 13, on the basis of information known to the Corporation, whether any sale, lease, exchange or other disposition of part of the assets of the Corporation involves substantially all of the assets of the Corporation.

            Article 14.  Factors Considered in Business Transaction
            -----------  ------------------------------------------

     The Board of Directors, when evaluating any offer of another party (i) to make a tender offer or exchange offer for any equity security of the Corporation, (ii) to merge or consolidate any other corporation with the Corporation, or (iii) to purchase or otherwise acquire all or substantially all of the assets of the Corporation, shall, in determining what is in the best interests of the Corporation and its shareholders, give due consideration to all relevant factors, including without limitation: (A) the short-term and long-term social and economic effects on the employees, customers, shareholders and other constituents of the Corporation and its subsidiaries, and on the communities within which the Corporation and its subsidiaries operate (it being understood that any subsidiary bank of the Corporation is charged with providing support to and being involved in the communities it serves); and (B) the consideration being offered by the other party in relation to the then-current value of the Corporation in a freely negotiated transaction and in relation to the Board of Directors' then-estimate of the future value of the Corporation as an independent entity.

              Article 15.  Amendment of Articles of Incorporation
              -----------  --------------------------------------

     The Corporation reserves the right to amend, alter, or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred on shareholders herein are granted subject to this reservation. Notwithstanding the preceding sentence, the provisions set forth in this Article and Articles 8, 9, 10, 11, 12, 13 and 14 hereof may not be altered, amended or repealed in any respect, and no other provision(s) may be adopted which would impair in any respect the operation or effect of any such provisions, except by the affirmative vote of holders of at least two-thirds (2/3) of the voting power of the then outstanding shares of capital stock, voting together as a single class; provided, however, that such two-thirds (2/3) voting requirement shall not be applicable if the Board of Directors of the Corporation shall approve such action by resolution adopted by at least two-thirds (2/3) of the directors then in office, in which case the affirmative vote of holders of a majority of the then outstanding shares of capital stock entitled to be cast at the meeting of shareholders called for that purpose, voting together as a single class, shall be required to approve such action.

                          Article 16. Savings Clause
                          ----------- --------------

     Should any provision of these Articles of Incorporation, or any clause hereof, be held to be invalid, illegal or unenforceable, in whole or in part, the remaining provisions and clauses of these Articles of Incorporation shall remain valid and fully enforceable.

                           Article 17. Incorporator
                           ----------- ------------
     The name and address of the incorporator of the Corporation is:
                        Judy B. Turner
                        755 Commerce Drive
                        Suite 516
                        Decatur, Georgia  30030


     IN WITNESS WHEREOF, the undersigned has caused these Articles of Incorporation to be executed, this 2nd day of August, 1996.


                                    DECATUR FIRST BANK GROUP, INC.



                                    /s/ Kathryn L. Knudson
                                    ----------------------
                                    KATHRYN L. KNUDSON
                                    Attorney for Incorporator


POWELL, GOLDSTEIN, FRAZER & MURPHY
Sixteenth Floor
191 Peachtree Street, N.E.
Atlanta, Georgia  30303
(404) 572-6600

                             ARTICLES OF AMENDMENT
                                    TO THE
                           ARTICLES OF INCORPORATION
                                      OF
                        DECATUR FIRST BANK GROUP, INC.

                                      (i)

     The name of the Corporation is Decatur First Bank Group, Inc., and its registered office is located in Decatur, Georgia.

                                      (ii)

     The Corporation hereby amends Article 4 of its Articles of Incorporation by deleting Article 4 in its entirety and inserting in lieu thereof a new
Article 4 as follows:

          "4. (a) The Corporation shall have the authority to issue ten million (10,000,000) shares of common stock (the "Common Stock"), $5.00 par value, and two million (2,000,000) shares of preferred stock (the "Preferred Stock").

               (b) The Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and the provisions of this Article, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Georgia to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and relative rights of the shares of each such series and the qualifications, or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

                    (i) The number of shares constituting that series and the distinctive designation of that series;

                    (ii) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

                    (iii) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

                    (iv) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

                    (v) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

                    (vi) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

                    (vii) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

                    (viii) Any other relative rights, preferences and
                           limitations of that series."

                                     (iii)

     The amendment to Article 4 was approved by the sole shareholder of the Corporation on September 24, 1996 in accordance with the provisions of Code
Section 14-2-1003.

                  [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed by its duly authorized officers, this 24th day of September, 1996.

                                    DECATUR FIRST BANK GROUP, INC.


                                    By:  /s/ Judy B. Turner
                                       --------------------
                                    Judy B. Turner
                                    President
ATTEST:


/s/ John C. Joyner
------------------
John C. Joyner
Secretary

[CORPORATE SEAL]

                                      -3-